EXHIBIT 99.1

Adeona Pharmaceuticals Announces First Quarter 2009 Results

Ann Arbor, Michigan, May 15, 2009 -- Adeona Pharmaceuticals, Inc. (AMEX: AEN), a specialty pharmaceutical company dedicated to the awareness, prevention and treatment of subclinical zinc deficiency and chronic copper toxicity in the mature population, today announced its results for its first quarter ended  March 31, 2009.
A conference call has been scheduled for 12:00 noon EDT on May 15, 2009.  In order to participate in the conference call, please call toll free: (877) 675-4751 and international dial-in: (719) 325-4854 passcode 4378978.  A replay of the conference call will be archived for at least 15 days on Adeona’s website at www.adeonapharma.com.
First quarter and recent highlights included:

•
Analyzed samples obtained from our IRB-approved, 90-subject blinded, prospective, observational study of metal dyshomeostatis in Alzheimer’s disease, Parkinson’s disease and normal subjects conducted during 2007 and 2008;

•	Focused development efforts on our zinc-based product candidates, including our Zinthionein™ and EyeDaily™ brands and manufacture of zinc-monocysteine complex;
•	Launched www.copperproof.com, an informational website dedicated to increasing awareness of the potential health effects of chronic copper toxicity, especially in the mature population;
•	Appointed David A. Newsome, M.D., President of Adeona's subsidiary, HealthMine, Inc.;
•	Entered into an agreement to acquire Colwell Clinical Laboratories, Inc., an independent Southern California CLIA-certified clinical laboratory;
•
Adopted a Stock Repurchase Program authorizing the repurchase, from time-to-time of up to $1 million of the Company’s common stock, up to a maximum of four (4) million shares at prices of up to $5.00 per share.

Steve H. Kanzer, CPA, JD, Chairman of the Board, President & Chief Executive Officer of Adeona, commented, “During the first quarter of 2009, we analyzed samples from our 90-subject observational study comparing serum markers of metal dyshomeostasis in Alzheimer’s disease, Parkinson’s disease and normal persons.  We found highly statistically significant differences in serum copper status between Alzheimer’s patients and normal subjects, as well as the first evidence of an apparent subclinical zinc deficiency in Alzheimer’s disease patients.  We currently intend to announce such results of this study in the first half July and intend to acquire a CLIA-certified laboratory to develop and launch a series of diagnostic products and services based on such findings.  Our President of our HealthMine subsidiary, David A. Newsome, M.D., pioneered the use of oral zinc therapy for the 17 million U.S. persons with age-related macular degeneration (AMD), such that oral zinc therapy is now the standard of care for AMD.  We see a similar, perhaps more significant opportunity for our oral zinc therapy products in Alzheimer’s disease and its predecessor, mild cognitive impairment (MCI), which together affect an estimated 20% of persons over the age of 65.”

Financial Results for First Quarter of 2009
The net loss applicable to common shareholders for the quarter ended March 31, 2009 was $1,113,275, or $0.05 per share, compared to a net loss applicable to common shareholders of $3,089,456, or $0.15 per share, for the comparable period in 2008. The decrease of $1,976,181 in net loss is due to the significant downsizing and cost saving measures initiated at the end of the first quarter of 2008.  Research and development expenses decreased by $1,628,626 for the quarter ended March 31, 2009 as compared to the same period last year. The decrease primarily relates to a decrease of approximately $837,000 associated with the development of our licensed clinical drug candidates, a decrease of approximately $445,000 in stock based compensation charges and a decrease in salaries and related taxes of approximately $296,000. General and administrative expenses decreased by $409,138 for the quarter ended March 31, 2009 as compared to the same period in 2008 which is primarily due to a decrease in salaries and related payroll taxes of approximately $100,000, a decrease in allocated overhead expense of approximately $96,000, a decrease in stock based compensation charges of approximately $71,000 and a decrease in professional fees of approximately $43,000.
At March 31, 2009, Adeona had cash of approximately $5.3 million, compared to approximately $5.9 million at December 31, 2008. The decrease of approximately $567,000 during the first quarter of 2009 is all attributable to net cash used in operations.

About Adeona Pharmaceuticals, Inc.

Adeona Pharmaceuticals, Inc. (AMEX: AEN) is a specialty pharmaceutical company dedicated to the awareness, prevention and treatment of subclinical zinc deficiency and chronic copper toxicity in the mature population. Adeona believes that such conditions may contribute to the progression of important degenerative diseases, including, dry age-related macular degeneration (dry AMD), Alzheimer’s disease (AD) and mild cognitive impairment (MCI) in susceptible persons.  Adeona is also developing a number of late-stage clinical drug candidates for the treatment of rheumatoid arthritis and multiple sclerosis. For further information, please visit, www.adeonapharma.com.

This release includes forward-looking statements on Adeona's current expectations and projections about future events.  In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and include statements regarding designing additional clinical trials for oral dnaJP1, Zinthionein, flupirtine, or Trimesta. Adeona is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in Adeona's forward-looking statements include, among others, a failure of Adeona's product candidates to be demonstrably safe and effective, a failure to obtain regulatory approval for the company's products or to comply with ongoing regulatory requirements, regulatory limitations relating to the company’s ability promote or commercialize its products for awareness, prevention, diagnosis or treatment of subclinical zinc deficiency and chronic copper toxicity, to a lack of acceptance of Adeona's product candidates in the marketplace, a failure of the company to become or remain profitable, Adeona's inability to obtain the capital necessary to fund its research and development activities, a loss of any of the company's key scientists or management personnel, and other factors described in Adeona’s report on Form 10-K for the year ended December 31, 2008 and any other filings with the SEC.  No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Adeona undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For Further Information Contact:

Steve H. Kanzer, CPA, JD
Chairman and Chief Executive Officer
(734) 332-7800 x39